FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

MAGFAST LLC

1 Grandview Avenue

Cornwall on Hudson, NY 12520

(863) 624-3278

MAGFAST.com

January 31, 2022

This Offering Circular Follows the Form 1-A Disclosure Format

MAGFAST LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell an aggregate of up to $8,925,000 of limited liability company interests designated as “Shares” of “Common Stock,” and a member of the Company (the “Selling Holder”) is offering to sell up to $2,975,000 of such limited liability company interests. The initial price of the Common Stock will be $17 per Share and the minimum initial investment is $102 (six Shares).

The Company and the Selling Holder are selling these securities directly to the public through the Company’s website, invest.MAGFAST.com, which we refer to as the “Platform.” We are not using a placement agent or broker-dealer to distribute the securities.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others
Each Share of Common Stock	$17.00	Zero	$17.00	Zero
Total	$11,900,000	Zero	$11,900,000	Zero

We might change the price of the Common Stock in the future. See “Securities Being Offered – Price of Common Stock.”

We refer to this document as the “Offering Circular” and we refer to the offering of Common Stock pursuant to this Offering Circular as the “Offering.” We refer to a purchaser of Common Stock in this Offering as an “Investor”.

The Offering will begin as soon as our offering statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”) and will end on the sooner of (i) a date determined by the Company, (ii) the date the Offering is required to terminate by law, or (iii) the date we decide to terminate it.

The first $7,500,009 raised in the Offering will go to the Company. The next $2,499,986 will go to the Selling Holder. Any proceeds in excess of $9,999,995 will be divided 75% to the Company and 25% to the Selling Holder.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE “Limits on How Much Non-Accredited Investors Can Invest.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

RISKS OF INVESTING

BUYING SHARES OF COMMON STOCK IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN COMMON STOCK RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

You Might Lose Your Money: When you buy a certificate of deposit from a bank, the federal government (through the Federal Deposit Insurance Corporation) guaranties you will get your money back. Buying Shares of Common Stock of the Company is not like that at all. The ability of the Company to earn profits, or even to remain in business, depends on a number of factors, many beyond its control. As a result, you could lose some or all the money you invest.

Risks from COVID-19: As of the date of this Offering Circular, the world economy is recovering from the sharpest and most severe slowdown since at least the Great Depression, caused by the COVID-19 pandemic, and experiencing after-shocks from COVID variants. Although most economists believe that the worst of the pandemic is behind us, and shares of technology companies like Apple skyrocketed even as the economy as a whole suffered, we have no way of knowing for certain exactly how or whether COVID-19 will affect the business in the future.

We Are a Startup: Although our principals have experience with other companies and similar products, the Company itself is a start-up business with a limited operating history. Like any start-up, the Company will face a number of challenges, including:

●	Identifying opportunities for growth in the marketplace

●	Developing a reputation and brand identity

●	Attracting and retaining qualified personnel

●	Raising capital

●	Controlling costs

●	Responding effectively to the offerings of existing and future competitors

●	Managing growth and expansion

●	Implementing adequate accounting, financial and other systems and controls

●	Dealing with adverse changes in economic conditions

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Ability to Execute Our Growth Strategy: Our ability to build our business profitably will depend upon our ability to execute on our strategic initiatives and attract, retain and expand new customer relationships. This in turn will depend upon our ability to develop and market new products and services that meet customer demand in the marketplace, and to do so in a manner that is profitable to the Company on a sustainable basis. Our ability to expand will also be affected by broader economic factors and the strength or weakness of the charging device marketplace, which can impact demand for our services and increase competition.

Risks From Competition: We will compete with many companies, both large and small. Many of our competitors will have significantly greater resources and/or better competitive positions in certain market segments, geographic regions, or customer demographics. Among other things, our competitors might develop products that are comparable or superior to ours, undertake more far-reaching and successful product development efforts or marketing campaigns, adopt more aggressive pricing policies, respond more effectively to new or emerging technologies, or use strong or dominant positions in one or more other markets to gain a competitive advantage in our market. Although we believe we offer a superior suite of products, there is no guaranty we will be successful.

Unreliable Revenue Projections: Any estimate of our revenue will be by nature unreliable, given all of the uncertainties of our business. We have no way of knowing with certainty how much revenue we will generate, or even whether we will generate revenue at all.

Distribution Channels: Building a better mousetrap is not enough. Although we believe our products are superior to the products of our competitors, we must be able to get our products into mass-market distribution channels. Although the internet does allow us to reach consumers directly, we might need to get into traditional distribution channels such as online marketplaces and mainstream retailers to achieve success, and there is no guarantee that we will be able to do so, particularly if we are offering only one set of products.

Risks of Manufacturing: Manufacturing products like ours is challenging, and there is no guarantee that we will be successful. Among the many challenges of manufacturing:

●	Our products must be manufactured to very close tolerances. Defects in the products would damage our reputation and our business.

●	The COVID-19 pandemic brought into sharp relief the interdependence and vulnerabilities of international supply chains. Because we are a startup, a disruption in our access to parts and raw materials could prove extremely damaging. Recent supply-chain disruptions have already caused us challenges with both availability and cost of components important for the production of our product range, and these disruptions may continue or recur.

●	Our power banks are manufactured using rechargeable cells purchased from other suppliers. As with competing products, if there are defects in the manufacturing of these cells it could result in shipping an unsafe product with widespread repercussions.

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●	Even if we can manufacture products in low volume, we might not be able to scale.

●	We might need to re-design our products on short notice.

●	We could be involved in labor disputes.

●	A combination of the pandemic and global growth has caused the price of many raw materials, components, processes and product shipping to spike.

Third Party Manufacturing: We contract with a third party to manufacture our products. If our third-party manufacturer became unable to build our products, whether due to nature disasters, other force majeure events, or its own financial difficulties, or if we are unable to meet our growing production demands or changing production specifications in a timely manner, this could delay product delivery and therefore our ability to grow our revenues as anticipated. In some cases, we could be required to locate a new manufacturer, which could interrupt production for a significant period of time, damaging our business and triggering additional costs such as the replication of some or all of the development or tooling work for our products.

Functionality: If our products do not function as consumers expect them to, it would damage our business. Because the functionality of a product involves both objective and subjective elements (does the product charge my device vs. how does the product feel in my hand), it is very difficult to know in advance whether we will meet expectations.

Product Defects: If our products contain defects, at a minimum our reputation could be harmed and our revenue decreased. If the defects are extensive and serious enough – like the exploding Samsung phones that were banned from commercial aircraft – they could even put us out of business. Our third-party manufacturer will have in place quality controls to detect defects, but these controls still are subject to human error.

Product Liability Claims and Recalls: We manufacture products that create exposure to product liability claims and litigation, such as claims for personal injuries and property damage – recall, for example, the exploding phones manufactured by Samsung. The costs associated with defending product liability claims could be substantial, and we could be liable for and subject to damages awards to third parties as a result. Our products could be subject to recalls, including recalls issued by the Consumer Product Safety Commission or other regulatory bodies. We may be required to recall, repair, or replace products if those products are found not to be in compliance with applicable standards or regulations, which could be extremely expensive and require substantial time and resources. In addition, product liability claims and recalls could adversely impact our reputation, regardless of the merits of the underlying claims or of the matters giving rise to a recall.

Reliance on a Single Product Line: For the foreseeable future, we expect virtually all of our revenues to be derived from one product line. Relying so heavily on one product creates a number of risks, including greater difficulty of getting into distribution channels, greater exposure to competition, higher per-item costs (manufacturing costs, marketing costs, general overhead, etc.) and less pricing leverage.

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Changes in Technology: We are in the technology business, and changes in the underlying technology associated with charging mobile devices could have an immediate and devastating impact on our business. For example, if Apple and Samsung announced devices that could be charged in a new way without a Qi wireless charger or cords or magnets, our business could be hurt very significantly. There is simply no way to predict changes in technology.

We Do Not Intend to Pay Dividends: Like most early-stage companies, we do not expect to pay dividends for the foreseeable future. Instead, we expect to reinvest our positive cash flow, if any, back into the business.

We Might Change Our Business Plans: Depending on the circumstances, we might “pivot” and change our business plans and strategies. We will neither need nor seek the consent of our Investors to change our plans.

Need for New Products: Our success might depend on our ability to develop new and better products, with more features that consumers want. While we have a number of products in development, there is no guarantee that they will be successful. If we are not successful at developing new products, it could severely negatively impact the company.

Unpredictable Operating Costs: Our operating costs are unpredictable and in many cases beyond our control. If operating costs get too high or grow too quickly, it could threaten our ability to remain in business.

Our Revenues Might be Limited By Our Marketing Budget: The more we spend on marketing, the more revenue we expect to generate. However, we do not have an unlimited marketing budget. If we are unable to produce sales quickly and/or raise more capital, our marketing efforts could be hamstrung and our revenues could suffer accordingly.

Proceeds Paid to Mischievous will not Benefit the Company: The Company will use its share of the proceeds of the Offering to grow and strengthen the business. In contrast, any proceeds paid to Mischievous will not benefit the business but will go into the personal bank account of the Company’s founders, Seymour and Amy Segnit. In the four years since the Company was founded, Mr. and Mrs. Segnit have sold none of their stock (until now) and have received very limited compensation.

Dual Purposes: We have a public benefit purpose as well as a commercial purpose. It is very possible that as a result of pursing our public benefit purpose, we could generate lower revenues and thus a lower return to our Investors than if we focused only on producing profits.

Changes in Laws Could Affect the Business: Our business could be affected adversely by changes in the law. For example, a law could be enacted that imposes new safety requirements for our products or a tariff is imposed to make our products more expensive to manufacture and in turn harder to sell.

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Consumers Don’t Need Our Products: We are a luxury brand and by definition consumers might want our products but don’t need them. Apple, Samsung, and other manufacturers often include charging cables and/or charging blocks with their phones and other mobile devices. As a result, consumers will buy our products only if they see enough added value.

Target Market: Our target market may not be as large as we believe or anticipate, and we may fail to develop and grow as we anticipate or fail to grow at all.

Economic Conditions Could Affect Our Business: We sell products that are no necessities like food or shelter but luxuries. As a result, we could be adversely affected by a deterioration in economic conditions, as consumers choose or are forced to spend less on luxury goods.

Low Minimum Offering: Under the terms of this Offering, we are allowed to start spending investor dollars as soon as we choose to do so. Yet if we do not raise enough money, we will need to seek additional capital immediately or the business will be at a significant risk of failure.

Need for Additional Capital: We will almost certainly need more money in the future to fund new product development, expand our operations, buy property and equipment, finance inventory, hire new team members, market our products and services, pay overhead and general administrative expenses, or a variety of other reasons. There is no guarantee we will be able to raise all of the funds required to operate and maintain our business. If additional funds are needed and we cannot obtain such funds, our business might fail and our Investors could lose some or all of their investment.

Future Securities Might Have Superior Rights: If we raise additional capital in the future, we might do so by issuing securities that have rights superior to those of our Common Stock. For example, we might issue some kind of preferred stock, which, upon the liquidation of the Company, would have the right to be repaid before distributions are made to the holders of the Common Stock.

The Company Doesn’t Own the Intellectual Property: The Company itself does not own the intellectual property upon which our business is based. Instead, our intellectual property is owned by Mischievous LLC, a New York limited liability company under the exclusive control of our founder, Seymour Segnit and his wife Amy Rau Segnit. We have the exclusive right to use the intellectual property in our business by contract, but Mischievous LLC has the right to terminate the contract should the Company fail to meet minimum performance criteria. In that event, we would no longer be able to conduct our business.

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Patents and Intellectual Property Rights: We believe that the intellectual property we license on an exclusive basis from Mischievous LLC will provide us with a significant competitive advantage, but there is no guarantee this will prove to be the case. For example, competitors could come up with alternatives to our products that do not involve the use of our patents. Alternatively, a competitor could challenge the validity of our patents in court and a court could find that they are invalid. Defending the validity of a patent in legal proceedings can be prohibitively expensive and could require us to devote substantial time and resources. A competitor with deep pockets could use a patent claim—even one without merit—to undermine or invalidate our patents.

Intellectual Property Infringement: We could be subject to claims from third parties that we have infringed upon their intellectual property rights, including patents, trademarks, and copyrights. We could be subject to substantial costs of defending such claims and could be liable for damages if we are found to have infringed on another party’s intellectual property rights. Defending such claims could require significant time and resources and could cause significant disruptions to our systems and operations.

Need to Attract and Retain Talent: To achieve our objectives, we must hire and retain qualified executives, engineers, technical staff, and marketing and sales personnel. If we are unable to attract and retain capable managers and personnel, this may adversely affect its results of operations. With much deeper pockets, our competitors might be able to outbid us for talented employees and even take the employees we have already.

Risks Associated with Leverage: We might borrow money from banks or other lenders, sometimes referred to as “leverage.” While using leverage can increase the total return on the borrower’s equity, it also increases risk because the amount borrowed has to be repaid in accordance with a schedule. To repay its loans, we might be forced to scale down our operations, sell assets, and modify our business strategy for example. This could reduce the amount paid to our Investors.

Risk of Uninsured Losses: We will decide what kind of insurance to purchase, and in what amounts. There is no guarantee that we will carry adequate or sufficient insurance coverage for all the risks we will face. Likewise, some risks cannot be insured at all, or cannot be insured on an affordable basis, and we might not be able to purchase or afford all the insurance we need. Therefore, we could incur uninsured losses.

Reliance on One Person: We will rely significantly on the skills of Seymour Segnit, our founder. If Mr. Segnit resigned, died or became ill, our business and our Investors could suffer.

No Right to Participate in Management: Our Investors will not be entitled to participate in the management of the Company.

Lack of Professional Management: Although Mr. Segnit has managed other companies and businesses, he does not hold a degree in business management and is not a professional manager. We intend to hire professional managers in the future, but there is no assurance that we will be able to do so.

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Failure of Prior Business: Mr. Segnit was the founder and manager of thingCHARGER, Inc., which was engaged in the business of developing, manufacturing, and selling a charger for mobile devices from 2013 to 2016. Although that company enjoyed some success, it ultimately failed. There is no assurance that the experiences of thingCHARGER, Inc., will not be repeated with the Company.

Claims and/or Negative Publicity From Creditors of Prior Business: When thingCHARGER, Inc. failed, not everyone was paid. Because of the similarities of the business conducted by thingCHARGER, Inc., on the one hand, and the Company on the other hand, and certain other factors, creditors of thingCHARGER, Inc. – including customers who did not receive the products they ordered—might assert claims against the Company. Even if the claims lack legal merit, we would be required to spend money to defend them, and if the claims ultimately were found to have merit, they could represent a very substantial financed burden on the Company. In either case, the evidence of these claims could reduce the amount paid to our Investors. Creditors (including disgruntled former customers) could also seek to harm the reputation of the Company.

Risks of Catastrophic Events: Major health epidemics, such as the outbreak of COVID-19 and other outbreaks or unforeseen or catastrophic events could disrupt and adversely affect our operations, financial condition, and business. The United States and other countries have experienced and may experience in the future, major health epidemics related to viruses, other pathogens, and other unforeseen or catastrophic events, including natural disasters, extreme weather events, power loss, acts of war, and terrorist attacks. Many of these events are highly uncertain and cannot be predicted and could have a significant negative impact on our business.

Our Lawyers Represent Us: We have lawyers who represent us. Our lawyers have drafted all of the legal documents reflecting your investment in the Company. None of these lawyers represents you personally. If you want your interests to be represented, you will have to hire your own lawyer at your own cost.

Risks Relating to Technology: Our products depend on complex and sophisticated technology systems. Technology failures, defects or inadequacies, development delays, installation difficulties or security breaches could hurt our business in a number of ways. For example, a failure of technology could cause us to sell defective products or fail to meet the expectations of customers, causing harm to our reputation, or result in a breach of security and the disclosure of sensitive information.

Arbitrary Pricing: The initial price of our Common Stock was determined arbitrarily by our management, was not determined by an independent appraisal of the Company’s value and bears no relationship to traditional measures of value such as EBITDA (earnings before interest, taxes, depreciation, and amortization), cash flow, revenue, or book value.

Special Allocation of Tax Losses: Until the first year the Company recognizes net taxable income, all net tax losses will be allocated to Mischievous, not to Investors. Thus, Investors will receive no current tax benefit from the Company’s losses.

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Limitation on Rights in LLC Agreement: The Company’s Limited Liability Company Agreement (the “LLC Agreement”) limits your rights in several important ways, including these:

●	The Company is controlled by its manager, Mischievous LLC, a New York limited liability company (the “Manager”), which is managed by the Company’s founders, Seymour Segnit and Amy Rau Segnit. The business and affairs of the Company will be managed by its Manager. Investors do not have the right to elect or remove the Manager or otherwise vote on or approve actions of the Company.

●	The LLC Agreement does not permit Investors to transfer their shares without the prior written consent of the Manager (except for certain transfers to family members or transfers to the Company), which consent may be withheld in the Manager’s sole discretion.

●	The LLC Agreement grants the Company a right of first refusal to purchase any shares proposed to be transferred by a stockholder (except for certain transfers to family members).

●	The LLC Agreement contains a “drag-along” provision, permitting the Manager to approve a sale of the Company and require each stockholder of the Company to sell his, her or its shares (each stockholder would receive its pro rata share of the net proceeds of the sale).

●	The LLC Agreement significantly curtails your right to bring legal claims against management. Among other things, the LLC Agreement provides that the Company’s Manager shall not owe any fiduciary duties to the Company or its stockholders and grants broad indemnification rights to the Company’s Manager to the fullest extent permitted by applicable law. This means that stockholders would generally be barred from bringing claims for breach of fiduciary duty, misappropriation of business opportunities, or similar claims alleging that the Manager and/or employees of the Company breached some duty or obligation to stockholders or the Company (but not claims based on a breach of the terms of the LLC Agreement or Authorizing Resolution). The waiver of fiduciary duties does not apply to claims made under the federal securities laws.

●	The LLC Agreement provides that stockholders shall not have appraisal or “dissenter’s” rights in connection with their shares of the Company’s capital stock and waive any such rights they might be deemed to have.

●	The LLC Agreement limits your right to obtain information about the Company and to inspect its books and records.

●	Section 11.1 of the LLC Agreement provides that the Manager is permitted to amend the LLC Agreement in certain respects without your consent.

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Limitation on Rights In Investment Agreement: To purchase Common Stock in this Offering, you are required to sign our Investment Agreement. The Investment Agreement limits your rights in several important ways, including these:

●	Any claims arising from your purchase of Common Stock or the Investment Agreement must be brought in the state or federal courts located in Delaware, which might not be convenient to you.

●	In general, you would not be entitled to recover any lost profits or special, consequential, or punitive damages. This provision would not apply to claims made under the federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Shares of Common Stock in the Offering, but also to anyone who acquires Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the Federal securities laws.

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Conflicts of Interest: Our interests could conflict with your interests in a number of important ways, including these:

●	Your interests might be better served if our management team devoted its full attention to managing the Company. Instead, they may manage other businesses, and these other entities may compete directly with the Company. We have not adopted any specific policies or procedures regarding conflicts of interest (including, without limitation, regarding the allocation of investment opportunities, resources, expenses or other items among the entities affiliated with our Manager and executive officers).

●	Principals of the Company could become affiliated with the Company’s suppliers or vendors.

●	Members of our management team could prefer to receive high compensation and fringe benefits, while Investors might prefer that the Company use the money for something else.

●	The lawyer who prepared the LLC Agreement, the Investment Agreement, and this Offering Circular represents us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

No Market for the Common Stock; Limits on Transferability: There are several obstacles to selling or otherwise transferring your Common Stock:

●	There will be no established market for your Common Stock, meaning you could have a hard time finding a buyer.

●	By its terms, the Common Stock may not be transferred without our Manager’s consent (except for certain transfers to family members or transfers to the Company).

●	Although you have the right to ask us to purchase your Common Stock, there is no guaranty that we will be able to do so.

Taking all that into account, you should be prepared to own your Common Stock indefinitely.

Risk of Failure to Comply with Securities Laws: The Company has previously conducted offerings under Rule 506(c) of Regulation D and Regulation CF issued by the Securities and Exchange Commission (“SEC”). The current Offering by the Company relies on the exemption under Regulation A. In all cases, we have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the federal government and State regulators, as well as to lawsuits from investors.

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Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company’s internal controls.

The Company is an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an “issuer” (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

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OUR COMPANY AND BUSINESS

Company Overview

The Company was formed to develop, manufacture, sell and distribute a family of magnetic wireless chargers, principally for use with mobile devices such as smartphones, readers, and tablets.

We design and manufacture our devices not only to be useful, doing away with the piles of wires and incompatible connectors now found in many homes, but also to be beautiful. We want to make our customer’s life easier and also, at least in a small way, more enjoyable.

Just as important as what we do is how and why we do them. All our activities are centered around five key values:

●	Build and Maintain Strong Bonds. Like our family of magnetic wireless charging devices, we seek to build and strengthen our connections to our customers, colleagues, suppliers, manufacturers and the planet. This is why we have put such an emphasis on making the most convenient and user-friendly products that we can and have made customer service one of our top priorities. It is also why we have committed to planting one tree for every device sold. Everything always works better when it works together.

●	Choose to Delight. Our charging products are designed not just to light up your devices, but to light up your world. Everything we do is designed to make our customers’ lives easier, smarter, more efficient, and more stylish. There are a million and one different companies selling chargers of various quality on the market that can charge your devices. When our customers choose us, we want that relationship to be for life and the only way to do that is to simultaneously bring joy and value with every purchase.

●	Share Our Passion. We don’t view charging products as just a means to an end or just another ancillary product to the actual product we are trying to sell you. To us, building the best possible charging devices that will meaningfully improve the lives of our customers is an end unto itself. To our knowledge, we are the only high-end wireless charging manufacturer solely dedicated to producing and selling quality chargers directly to consumers. We care a lot about what we do and we hope our customers will share our passion for our products once they have a chance to use one.

●	Consider all Implications. We think about everything so that you don’t have to. We absolutely despise buying products when it is clear that that the designers did not think everything through, which is why we spend so much time and effort thinking through every aspect of our devices. We are constantly thinking not only about how we can build a better product that can stand alone by itself, but our systems-based approach also requires us to think about how each device fits in our larger suite of products. This requires us to think through the implications of everything we do to put together a device, allowing us to provide the highest quality products at a great value to our customers.

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●	Embrace Every Challenge. Technology is constantly changing and evolving and so are the needs of our customers. New competitors are emerging every day and many larger existing companies could always pivot in a way that would make our business more difficult. This is why we wake up every morning trying to make everything we do that much better for our customers. Every day is a challenge when you are trying to do something new and better, but with your help and the team we have in place, we are ready to embrace these challenges together.

Our Products

MAGFAST
Wall
MAGFAST
MAGFAST
MAGFAST
MAGFAST
MAGFAST

Our devices are designed to help our customers “cut the cord” through the use of integrated, wireless technology products that can be used individually or with other Company products through the use of our “snap-to-charge” technology. Our devices are designed for use by all mobile devices, both past and present, while supporting both older technologies (such as USB connections) and newer, more cutting-edge technologies such as USB-C and Qi Wireless. In that way, our products are both adaptable and flexible to meet the challenges of yesterday and today while anticipating the needs of our customers in the future.

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We currently feature six main products, with international variants to follow:

●	MAGFAST Life™ is a portable power bank designed for everyday use. Easy to charge and small enough to fit in the palm of your hand, MAGFAST Life™ charges all your mobile devices while packing enough power to charge multiple devices in one use.

●	MAGFAST Extreme™ is an advanced power bank with larger capacity and multiple USB and wireless outlets. MAGFAST Extreme™ is among the most capable power banks on the market, packing enough charge that customers may purchase optional jumper cables to jump-start a car.

●	MAGFAST Road™ plugs into a vehicle’s 12V outlet and offers multiple USB outlets for passenger charging. MAGFAST Road™ also packs enough energy for a smartphone boost charge, making it ideal for long road trips or car trips with your entire family.

●	MAGFAST Air™ is a wireless charging stand. MAGFAST Air™ stands on its own on any desktop powered by either an older Micro-USB or new USB-C cable, works with any MAGFAST power bank, or sits neatly atop MAGFAST Wall™. This makes it a particularly convenient option in the kitchen or office, or wherever you want to charge your phone.

●	MAGFAST Wall™ is an upgrade to a popular charger originally designed and manufactured by the founders that previously sold over 250,000 units. Instead of turning a wall outlet into a nest of wires, MAGFAST Wall™ neatly provides charging for any mobile device as well as MAGFAST-family chargers.

●	MAGFAST Time™ is both a power bank and, through its motorized charging platform, a special charger for Apple Watch. MAGFAST Time™ features a battery pack that can continue to charge an Apple Watch on multi-day trips.

All our products are designed to be used either individually or as a part of the larger MAGFAST family of products to maximize their potential utility. For every device we sell, we currently plant a tree.

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Intellectual Property

The Company relies on the following trademarks and patents:

Serial No.	Filing Date	Title	Publication No.	AppType
N/A	6-Dec-13	Auxiliary Port and Outlet Extender	001393649-0001-0004	Issued – EU Design
29/457,017	6-Jun-13	Auxiliary Port and Outlet Extender	USD700892 S1	Issued – US Design
N/A	5-Dec-13	Auxiliary Port and Outlet Extender	CN-201330605521.6	Issued – China Design
29/479,480	16-Jan-14	Combined Auxiliary Port and Outlet Extender	USD731430 S1	Issued – US Design
16/898,366	10-Jun-20	Modular Charging System and Wall-Mounted Charging Device and Modular Power Devices	10,931,127	Issued – US Utility
17/180,750		Modular Charging System and Wall-Mounted Charging Device and Modular Power Devices	20210226460	Pending – US Utility
17/570963	7-Jan-22	Modular Charging System and Wall-Mounted Charging Device and Modular Power Devices	NA	Pending – US Utility
29/757997	11-Nov-20	Wireless Bass Speaker	NA	Pending – US Design
29/757999	11-Nov-20	Wireless Speaker	NA	Pending – US Design
29/731,532	15-Apr-20	Wireless charge cradle for electrical devices	D925,446	Issued – US design
29/731500	15-Apr-20	Portable Battery Charger for Electrical Devices		Pending – US Design
29/740830	7-Jul-20	Charge Cord for Electronic Devices		Pending – US Design

The Company itself does not own the intellectual property. Instead, the Company licenses its intellectual property under an exclusive, royalty-free license from the Manager, Mischievous LLC. The license agreement is attached as Exhibit 1A-6A. For a summary, see “Summary of IP Agreement.”

Operations & IT

Since inception, the Company has consisted of a virtual workforce, with team members working remotely in the United States and across the world. Together, we have designed a comprehensive suite of online technologies designed to scale. This includes online solutions for, among other things (i) website and e-commerce; (ii) management dashboards; and (ii) finance and accounting.

Engineering and Manufacturing

Our engineering and manufacturing are led by a highly experienced Chief Operating Officer with extensive experience in product development and manufacturing. He has been personally responsible for 34 products over the past 25 years and all the hardware products he developed were produced through outsourced manufacturing. We partner with P3 International, a US-based manufacturer in New York with partners in Asia. For over 30 years, P3 has shipped millions of units across hundreds of SKUs, including their most popular product, the “Kill-a-Watt” power monitor.

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Completing product development of our family of products has taken considerably longer than expected, impacted by factors including our poor negotiating position as a startup and the effects of COVID-19. The pandemic has disrupted the supply chains of most of the world’s manufacturers, especially in China. Factories have been slow to come back online and it’s likely that priority will be given to larger, high-volume companies.

Website and E-Commerce

The two primary objectives of the website and e-commerce back end have been: (a) robustness/scalability, meaning the ability to handle large numbers of transactions; and (b) user experience, meaning a combination of attractive design and supremely easy navigation, information access, product selection and checkout.

Collectively, these systems represent a Company core competency, developed by a talented team led by our CEO, Mr. Segnit. We use industry-standard tools bolstered by a series of third-party plugins and proprietary plug-ins.

Customer Service

Customer service and user-centric design are at the center of everything we do. We strive to build long-term relationships with our customers and we strive to build the necessary bonds to support these relationships.

Providing great customer service can be expensive, as it typically involves significant human resources and effective training to ensure a high-quality experience. To reduce some of these costs without cutting back on quality our team continues to work on efficiencies that allow us to maintain a personal touch while cutting the time it takes to answer every support ticket. All our support tickets are managed by a leading online help-desk platform and our customer service term is distributed geographically around the globe, allowing us to provide support over extended hours.

While we have spikes, our typical response times are well below industry average (we are currently able to respond well within one day in most circumstances) and falling consistently with increased efficiency.

Order Fulfillment

Once an order is placed and shipping begins, we expect to fulfill orders with a blend of distribution from vendors of our choosing in the United States and/or China.

Given the dominance of Amazon in the e-commerce space, we expect that Amazon will be the Company’s marketplace of choice for the foreseeable future other than the Company’s main direct-to-consumer sales via MAGFAST.com. Fulfillment by Amazon (FBA) is our partner of choice for frictionless fulfillment to Amazon customers.

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Growth Plans & Marketing

Overview

We view marketing as a core driver of the Company. Marketing is led by our CEO, Seymour Segnit. Our marketing is currently entirely online, primarily in the form of targeted ads on Facebook and Google. Our small in-house marketing team has built a marketing machine that leverages online advertising, active monitoring, and refinements to make data-driven decisions.

New online ads are made and released and tested in different market segments. Learning is fed into new creative content that is refined with new formats, benefits, and content. We use these features to drive traffic to one of our online sales pages linked to our advertising content or one of our online webinars.

Once a prospect has shown interest by registering for an online event or other promotional activity, our direct-to-consumer model affords us a closer relationship with prospects and consumers than traditional consumer-electronics manufacturers who use conventional wholesale and retail outlets as their path to market.

Hiring

Our current team of full-time and part-time contractors will be cautiously supplemented, as needs require, with additional employed and/or contract personnel in functions including marketing and customer service.

Growth Plans

We project growth both through repeat orders from existing customers and the development of new markets. Our current initiatives include:

●	A follow-up campaign shortly after a potential customer’s initial inquiry to help remind consumers of features and benefits of our products to potential customers who did not purchase our products on an earlier visit to our website.

●	Ongoing communication between the Company and its existing customers to detail product and production updates and make special offers. Our website currently hosts regular information sessions and videos under “MAGFAST Live” branding. We believe this is an especially valuable resource for us to both build brand loyalty while helping explain the intricacies, benefits, and features of our family of products.

On top of these efforts, we also plan to engage or have already started to engage in the following new initiatives:

●	Ongoing release of new products featuring snap-to-charge. We believe that the snap-to-charge feature will be a key part of integrating new devices into our family of products in a way that makes design sense and is attractive to users.

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●	Releasing international variants to complement our US-focused devices. We see this as a real area of opportunity to expand our market penetration into new markets in the European Union, the United Kingdom and Asia. Our goal is to make our products as universally useful and convenient as possible.

●	A distinctive new form of product-referral program.

Barriers to Entry

While we believe we are well positioned to capture a significant market share once we are operating at full capacity, there are barriers to entry in the charger space. We believe that many of these barriers will ultimately work to our benefit by making it difficult for others to enter the space as well and copy our model, but at present may present challenges to our own growth. Among them:

●	The large number of players in the marketplace can create market confusion for potential customers. Many products are only marginally different from one another. Because no product range in our experience features the comprehensive system-based approach of the Company, we believe we can redefine the terms of engagement for the Company while using our industrial designs – some patented or patent-pending –to build strong brand recognition and brand loyalty.

●	Many of our larger competitors have much greater negotiating power with volume manufacturers, allowing them to drive down costs of production through competitive bids and volume purchases while insisting on real deadlines with real penalties. As a startup, these options are simply not available to us until we are able to purchase larger volumes. We believe that the proceeds of this offering will improve our ability to negotiate and scale.

●	A major part of the charger market is not available to us until we are beyond the pre-order stage and are able to ship products immediately. A large portion of customers need a product that ships today for use tomorrow or want to see product reviews from journalists and users before committing to the purchase of higher end products. We believe the proceeds we receive from this round will help us accelerate manufacturing and break through to tap into this mainstream market.

●	Any product that derives power directly from a 110V/220V outlet in the United States is effectively required to obtain a safety certification in order to gain retail distribution. Battery-powered products that can operate without being plugged into an outlet do not require safety certification, but can do so at their own discretion. The safety certification must be carried out by a recognized testing organization meeting standards under U.S. law by a Nationally-Recognized Testing Laboratory (“NRTL”). NRTLs are recognized by the Occupational Safety and Health Administration (“OSHA”) to meet required product safety standards. Of our current product range, only MAGFAST Wall is required to obtain a safety certification from one of these NRTLs. However, to ensure a high level of quality across all our products, and because we want all our products to work together, we may elect to certify a wider range of products with an NRTL.

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Competition

We face competition from other wireless chargers including Belkin, Anker, Mophie, RAVPower, EasyAcc, Apple, Samsung and Xiaomi. We also face competition from lesser-known (at least in the US) brands such as Aibocn, Yoobao, iMuto, Moshi, Native Union and Nimble. It is likely that all these competitors have more financing than the Company.

However, we believe the Company has several important competitive advantages to these competitors, including:

●	Fragmented Market: The market for wireless chargers is highly fragmented, with no larger companies primarily dedicated to charging and many smaller companies jockeying to differentiate themselves based on minor feature differences such as marginally better batteries and slightly faster charging times. We believe this creates an opportunity for the Company to leverage its products and capture a significant share of the high-end marketplace.

●	No Competitor with Integrated Systems: We know of no direct competitor offering an integrated family of chargers and power banks, or an equivalent to “snap-to-charge.” We specifically design each of our products to operate at a high level either individually or as part of a larger charging system. As a result, we believe our products are “stickier” than our competitors with a projected lifetime order value perhaps 2-3X initial order value: because our products are designed to work together, our customers are incentivized to buy additional units in the same family of devices.

●	We Are Direct to Consumer: This gives us the advantage of a much closer relationship with our customers, allowing us to stay in touch and develop repeat business with our user base.

Factors Likely to Affect Our Business

The ability of the Company to conduct its business successfully depends on several factors:

●	Our Ability to Attract and Retain Qualified Employees: An important key to our success will be our ability not only to innovate, but also to communicate effectively and efficiently with Investors and business partners. As a result, we must attract and retain highly skilled employees.

●	Online Ad Markets: Our success is dependent on our ability to attract and retain sufficient numbers of customers at low enough cost. One primary method of attracting these customers it through online advertising, allowing us to funnel our marketing efforts and the cost of advertising to generate increased “return on ad spend” or “ROAS.” However, while we can control the user experience with our ads, we cannot control the cost of online advertising, which can be highly unpredictable and will be an important factor in our future growth.

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●	Success of our Manufacturing Relationships: We don’t make our products. Instead, we rely on our manufacturing partners to deliver us highly quality products at low costs. However, manufacturing is a notoriously volatile industry and even our best efforts cannot account for risks associated with third party manufacturers. While we select suitable manufacturers and expect a high level of quality in their manufacturing efforts, there is no guaranty that our efforts will be successful.

●	Competition: Most chargers and power banks vary by slight deviations in battery capacity, charging speed, design or quality of manufacturing. We believe our products offer superior value to many of these existing products, but it is certainly possible that a better-funded competitor will launch more advanced chargers and/or emulate a form of our system strategy. If this were to occur, it could have significant consequences for the Company’s future.

●	Market Conditions: Few predicted that a global pandemic would appear virtually overnight that would cause the entire world to go in lockdown. Likewise, few people saw the housing crisis coming before it occurred in 2007-08. These are just examples of how major world events can impact larger market forces which can have unpredictable consequences for our business. Should some event occur in the future, it is possible that it could impact the Company positively or negatively, market impacts that are outside our control.

Revenue and Expenses

Our revenue will primarily consist of sale proceeds we receive from the sale of our products.

Our expenses will include:

●	Manufacturing: We will spend a significant amount of money to pay our third-party manufacturers.

●	Payroll/Compensation: We plan to employ a relatively small number of individuals – both W-2 employees and independent contractors – to maintain accounts, develop and implement technology, drive manufacturing and conduct operations.

●	Marketing: We expect to spend significant resources marketing our products, primarily in the form of advertising.

●	Product Development: To maintain and grow the Company’s current strategic position, we will need to constantly innovate and iterate our technology and products.

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Key Positions

The following positions are critical for our success:

●	Chief Executive Officer: Our Chief Executive Officer provides crucial long-term vision and day-to-day drive. Rising above the noise in a large, fragmented market is challenging, and requires specific skills. In our case, the strategic decision to focus 100% in the early growth stage on direct-to-consumer online marketing calls for a CEO with strong digital marketing and communications capabilities, a nose for features and positioning that clearly differentiate the product range, and the audacity to make bold steps. Additionally, our CEO must steward, motivate and comprehend the talents of a broad team with talents in software and hardware development, market development, sales, customer care and operations.

●	Chief Marketing Officer: The Chief Marketing Officer brings discipline, focus and inspired execution to the Company’s strategic ambitions. Driving a small team of contractors and agencies, the CMO must both theorize and analyze market demands and coordinate the creation and management of resources to address them. The role requires proficiency in relevant content creation and ad management, a deep understanding of online marketing channels, frequent testing and interpretation of metrics, and constant adjustment based on actual results.

●	Head of Customer Care: A striking factor of differentiation for the Company is our determination to put customers first. The head of customer care is tasked with delivering a uniquely enjoyable, professional experience, one that matches the quality of the products and brand. To achieve this, the head of customer care must keep a constant eye on speed and quality of response, and simultaneously manage reliability and costs by seeking ways to standardize communications and automate ticket management. The role also demands careful oversight of orders, promotions, payments, payment plans and refunds and a clear understanding of our data systems.

●	Head of Product Development: We will rely heavily on a group of individuals to continue the development of our products. Our Chief Operating Officer takes ultimate responsibility for the engineering of new products, development of prototypes, tight control over cost of goods, supply chain and manufacturing. Mechanical and electrical designs must represent the company’s vision for premium products that are self-evidently a cut above the alternatives, that work together as an integrated family using the Company’s proprietary snap-to-charge system, and that can be produced and manufactured at a cost that ultimately allows the Company to make a profit.

Offices and Employees

The Company’s office is located at 1 Grandview Avenue, Cornwall on Hudson, New York 12520.

The Company and its affiliates have two full-time team members, and other individuals under contract.

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SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $11,900,000 of our Common Stock in this Offering.

The Company is a limited liability company organized under the laws of Delaware. The ownership interests of a Delaware limited liability company are called “limited liability company interests.” Under our LLC Agreement, we define the Company’s limited liability company interests as “Shares” of “Stock,” adopting the more widely recognized terminology used by corporations. We further divide our “Stock” as between “Common Stock” and “Preferred Stock,” again using the terminology of corporations.

Thus, in this Offering, we are offering limited liability company interests defined as “Common Stock,” with the characteristics described below.

Price of Common Stock

Initially, we are offering the Common Stock for a fixed price of $17.00 per Share. During the term of this Offering we may increase or decrease the fixed price if we believe the value of the Common Stock has changed. Changes in the price of the Common Stock will be reflected in a supplement or amendment to this Offering Statement filed with the SEC.

Voting Rights

Owners of the Common Stock – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager exclusively.

Distributions

The Company does not expect to make any distributions to its owners for the foreseeable future. Instead, like most early-stage companies, it expects to continue investing in the business.

When and if the Company does distribute money to its owners, the distributions will be made in accordance with our LLC Agreement. Currently the Company has no preferred stock outstanding, so any distributions would be made to the owners of the Common Stock in proportion to the number of Shares owned by each. Should the Company issue Shares of preferred stock in the future, it is likely that the owners of the preferred stock would have some kind of preferential right to distributions (hence the designation as “preferred” stock).

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Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though you received a check for only $90.

For instance, because the Company operates in New York, Investors could incur a New York state tax liability. To satisfy the New York tax liability, the Company may withhold money from an Investor’s distributions.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will ever have enough money to distribute any money to Investors.

Transfers

Investors may freely transfer their Shares of Common Stock, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, and (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer.

Mandatory Withdrawals

The Company may require an Investor to sell all or a portion of his, her or its Common Stock back to the Company in the following circumstances:

●	If the Company determines that all or any portion of the assets of the Company would, in the absence of such repurchase, more likely than not be treated as “plan assets” or otherwise become subject to the Employee Retirement Income Security Act of 1974;

●	If the Company believes the Investor made a material misrepresentation to the Company;

●	If legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company;

●	If the Company believes that the Investor’s ownership has caused or will cause the Company to violate any law or regulation;

●	If the Investor has violated any of his, her, or its obligations to the Company or to the other Members; or

●	If the Investor is engaged in, or has engaged in, conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other members of the Company.

The purchase price of the Shares of Common Stock would be equal to 90% of the amount the Investor would receive with respect to such Shares if all of the assets of the Company were sold for their fair-market value, as determined by the Manager, and all the liabilities of the Company were paid, and the net proceeds were distributed in liquidation of the Company.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

Anyone can invest in this Offering, provided that individuals must be at least 18 years old. But if an Investor is not an “accredited” investor, the amount he, she, or it may invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” includes:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65);

●	A natural person who is a “knowledgeable employee” of the issuer, if the issuer would be an “investment company” within the meaning of the Investment Company Act of 1940 (the “ICA”) but for section 3(c)(1) or section 3(c)(7) of the ICA;

●	An investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”) or the laws of any state;

●	Investment advisers described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company;

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●	A charitable organization, corporation, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million;

●	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

●	Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the issuer is directed by such family office;

●	Entities, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that were not formed to invest in the securities offered and own investment assets in excess of $5 million; or

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.”]

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most he, she, or it can invest in this Offering is the greater of:

●	10% of annual income; or

●	10% of net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

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SALE AND DISTRIBUTION OF SECURITIES

The Offering will begin as soon as our offering statement is “qualified” by the SEC and will end on the sooner of (i) a date determined by the Company, (ii) the date the Offering is required to terminate by law, or (iii) the date we decide to terminate it.

The Company is offering to sell an aggregate of up to $8,925,000 of Shares and the Selling Holder is offering to sell up to $2,975,000 of Shares. The first $7,500,009 raised in the Offering will go to the Company. The next $2,499,986 will go to the Selling Holder. Any proceeds in excess of $9,999,995 will be divided 75% to the Company and 25% to the Selling Holder.

Name of Selling Holder	Shares Owned Before Offering	Shares Offered in the Offering	Shares to be Owned After Offering (if all Offered Shares are Sold)
Mischievous LLC	1,487,588	175,000	1,312,588

The Shares offered by the Selling Holder represent approximately 6.78% of the total Shares of Common Stock issued and outstanding on a fully-diluted basis.

The Company and the Selling Holder are selling these securities directly to the public through the Platform. We are not using a placement agent or broker-dealer to distribute the securities.

There is no “minimum” in this Offering. Although we are trying to raise as much as $11,900,000, we will accept and deploy all the money we raise, no matter how much.

We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the SEC, we intend to advertise the Offering using the Platform and through other means, including online advertising, public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not intentionally contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Common Stock, our advertising materials will not give a complete understanding of this Offering, the Company, or the Common Stock and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Common Stock.

For instructions how to invest, see “How To Invest.”

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HOW TO INVEST

To buy Common Stock, go to the Platform, invest.MAGFAST.com, and follow the instructions. We will ask for certain information about you, including:

●	Your name and address;

●	Your social security number (for tax reporting purposes);

●	Whether you are an “accredited investor”; and

●	If you are not an accredited investor, your income and net worth.

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4.

The minimum initial investment is $102.

You will pay for your Common Stock using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Common Stock.

Anyone can buy our Common Stock. We do not intend to limit investment to people with a certain income level or net worth.

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ESTIMATED USE OF PROCEEDS

Proceeds from the Offering will be used primarily for manufacturing, marketing, materials and activities related to production, such as tooling and product certification. The following table illustrates how we intend to use the proceeds from the Offering:

	If we raise $1,000,000	If we raise $5,000,000	If we raise $8,925,000
Cost of Offering	$60,000	$60,000	$60,000
Tooling	75,000	75,000	100,000
Manufacturing & Materials	575,000	4,000,000	7,500,000
Sales, General & Administrative	150,000	600,000	900,000
Product Certification	20,000	35,000	40,000
Research & Development	120,000	230,000	325,000
Total	$1,000,000	5,000,000	8,925,000

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PREVIOUS OFFERINGS OF SECURITIES

Offering of Revenue Sharing Notes Under Regulation D

In 2018, the Company raised approximately $65,000 through the sale of a security captioned “Revenue-Sharing Note,” in an offering under 17 CFR §230.506(c).

Holders of the Revenue Sharing Notes are entitled to 5% of the Company’s revenue, including pre-sales, for four years or until each holder has received between 1.6 and 2.1 times the note purchase price. The Company has recorded a total amount payable to the note holders of $127,084.

Offerings of Common Stock Under Reg CF

The Company has conducted two offerings under section 4(a)(6) of the Act, aka “Regulation Crowdfunding” or “Reg CF.”

	First Reg CF Offering	Second Reg CF Offering
Date of Offering	November 2020	December 2021
Securities Offered and Sold	Common Stock	Common Stock
Price Per Share	$ 10.00	$14.23 - $15.17
Amount Raised (Net of Commission)	$ 1,050,000	$ 3,400,000
Number of Shares Sold	105,150	239,297
Funding Portal	Netcapital	Netcapital

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SUMMARY OF IP AGREEMENT

The Company, Seymour Segnit, and Mischievous LLC entered into an agreement captioned “Intellectual Property License Agreement” dated August 30, 2020 and entered into an agreement captioned “Addendum to the Intellectual Property Agreement” dated August 24, 2021 (together, the “IP Agreement.”

The following summarizes the principal terms of the IP Agreement. This summary is qualified by the IP Agreement itself, which is attached as Exhibit 1A-6A.

Term

The term of the IP Agreement is perpetual. However, the IP Agreement may be terminated for certain enumerated reasons, including the failure of the Company to achieve sales of at least $750,000 for any calendar year after 2021.

Covered Intellectual Property

The IP Agreement covers specified patents, patent applications, trademarks, and inventions, as well as all associated know-how and goodwill. The IP Agreement includes all the intellectual property rights listed in “Our Company and Business – Intellectual Property.”

Nature of License

The IP License Agreement grants to the Company an exclusive worldwide license to use the licensed property in the marketing, sale and fulfillment of consumer electrical products related to the charging of electrical devices.

Royalty

The licensed granted to the Company is royalty-free.

Costs

The Company is responsible for all expenses related to review, preparation, prosecution, and maintenance of all intellectual property rights under the IP Agreement.

Indemnity

The Company is required to indemnify Mischievous and Mr. Segnit for all claims arising from the Company’s use of the licensed property, including infringement claims.

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SUMMARY OF LLC AGREEMENT

The Company is governed by an agreement captioned “Limited Liability Company Agreement” dated October 1, 2020, which we refer to as the “LLC Agreement.” The following summarizes some of the key provisions of the LLC Agreement. This summary is qualified by the LLC Agreement itself, which is included as Exhibit 1A-2B.

Formation and Ownership

The Company was formed in Delaware on October 3, 2017 pursuant to the Delaware Limited Liability Company Act.

As of the date of this Offering Circular, the Company has issued approximately 2,345,000 Shares of its Common Stock. The Company also issued options to acquire Shares of Common Stock, also subject to vesting schedules. The following summarizes the current ownership of the Company:

Shareholder Category	Issued	%	Fully Diluted	%	Debt Securities
Common: Founders	1,487,588	63.5%	1,487,588	57.7%
Common: Grants	512,412	21.9%	512,412	19.9%
Common: Reg CF 2020	105,150	4.5%	105,150	4.1%
Common: Reg CF 2021-22*	239,297	10.2%	239,297	9.3%
Options: Vested			61,614	2.4%
Options: Unvested			84,136	3.3%
Options: Unallocated Pool			89,250	3.5%
Note: Reg D 2018					$64,584
Totals	2,344,447	100%	2,579,447	100%	$64,584

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Classes of Ownership

Under Delaware law, the ownership interests in a limited liability company are called “limited liability company interests.” The LLC Agreement creates two kinds of limited liability company interests in the Company:

●	Common Stock

●	Preferred Stock

The LLC Agreement authorizes the Company to issue up to 5,000,000 Shares of Common Stock and up to 5,000,000 Shares of Preferred Stock.

The LLC Agreement also authorizes the Company to divide the Preferred Stock into classes, by way of an authorizing resolution. The Company has not created any classes of Preferred Stock nor issued any Preferred Stock.

Management; Voting Rights

The LLC Agreement vests exclusive authority over the business and affairs of the Company in our Manager, Mischievous, LLC. Mr and Mrs. Segnit are the managers and sole owners of the Manager. Thus, the Segnits will control all decisions of the Manager and will have complete control over the Company. Investors do not have voting rights.

The LLC Agreement authorizes the Manager to appoint officers of the Company from time to time and give them such duties and responsibilities as the board shall determine.

Exculpation, Limitation of Liability and Indemnification of Directors and Officers

The LLC Agreement protects the directors, officers and employees of the Company and their affiliates from lawsuits brought by Investors or other parties. For example, it provides that such persons will not be responsible to Investors or the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of fraud or willful misconduct by such persons. This limitation of liability is referred to as “exculpation.”

Further, the LLC Agreement provides that the directors, officers and employees of the Company do not owe any fiduciary duties to the Company or its stockholders, and that any fiduciary duties that may be implied by applicable law are expressly waived by the stockholders (including Investors) and the Company. This means that stockholders would generally be barred from bringing claims for breach of fiduciary duty, misappropriation of business opportunities, or similar claims alleging that the directors, officers and/or employees of the Company breached some duty or obligation to stockholders or the Company (but not claims based on a breach of the terms of the LLC Agreement or Authorizing Resolution).

The waiver of fiduciary duties and the exculpation provisions discussed above do not apply to claims made under the federal securities laws.

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The LLC Agreement also requires the Company to indemnify (reimburse) the directors, officers and employees of the Company and their affiliates from losses, liabilities, and expenses they incur in performing their duties, provided that they (i) acted in good faith and in a manner believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) the challenged conduct did not constitute fraud or willful misconduct, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. For example, if a third party sued the directors and officers of the Company on a matter related to the Company’s business, the Company would be required to indemnify the directors and officers for any losses or expenses they incur in connection with the lawsuit, including attorneys’ fees, judgments, etc. However, this indemnification is not available where a court or other juridical or governmental body determines that the person to be indemnified is not entitled to indemnification under the standard described in the preceding sentence.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Common Stock, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, he, she, or it might have to pay back some or all of it.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Death, Disability, Etc.

If an Investor should die or become incapacitated, his or her successor will continue to own the Common Stock.

“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may effect the transaction as a sale of the assets owned by the Company or as a sale of all the equity interests in the Company. In the latter case, Investors will be required to sell their Common Stock as directed by the Manager, receiving the same amount they would have received had the Company sold its assets instead.

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Rights to Information

Each year, the Company will provide Investors with (i) a statement showing in reasonable detail the computation of the amount distributed to the Investors, (ii) a balance sheet of the Company, (iii) a statement of the income and expenses of the Company, and (iv) information for Investors to prepare their tax returns. The balance sheet and statement of income and expenses do not have to be audited, at least for purposes of the LLC Agreement.

By law, the Company also will be required to provide Investors with additional information, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If the Common Stock is held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

An Investor’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure typographical errors, ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Change the name of the Company;

●	Ensure that the Company satisfies applicable laws, including tax and securities laws; or

●	For other purposes the Manager deems advisable.

However, the Manager may not adopt any amendment that could have an adverse effect on the owners of the Company, without the consent of members owning a majority of the issued and outstanding Shares.

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FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the federal income tax consequences of acquiring our Common Stock. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the federal income tax consequences of acquiring Common Stock, could change in the future.

This is only a summary, applicable to a generic investor subject to United-States federal income tax. Your personal situation could differ, substantially ~~so~~ if you do not pay tax in the United States. We encourage you to consult with your own tax advisor before investing.

Classification as a Partnership

The Company will be treated as a partnership for federal income tax purposes.

If the Company were treated as a corporation and not as a partnership for federal income tax consequences, any operating profit or gain on sale of assets would generally be subject to two levels of federal income taxation. By making the Company less profitable, this could reduce the economic return to Investors.

Federal Income Taxation of the Company and its Owners

As a partnership, the Company will not itself be subject to federal income taxes. Instead, each Investor will be required to report on his personal federal income tax return his distributive share of income, gains, losses, deductions and credits for the taxable year, whether or not actual distributions of cash or other property are made to him. Each Investor’s distributive share of such items will be determined in accordance with the LLC Agreement.

Allocation and Deduction of Losses

The Company has recognized substantial losses for tax purposes and expect to continue to recognize losses for the foreseeable future, until our sales catch up without our spending. Under our LLC Agreement, all tax losses will be allocated to Mischievous (and not to Investors) until the first taxable year that the Company realizes net taxable income. Beginning in the first taxable year that the Company realizes net taxable income, all such taxable income shall be allocated to Mischievous until the aggregate income allocated to Mischievous equal the aggregate losses allocated to Mischievous.

Any net losses allocated to Investors would be subject to three rules that limit the deduction of losses: the basis limitations of Code section 704(d); the “at risk” rules of Code section 465; and the “passive activity loss” rules of Code section 469.

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Tax Basis

Code section 704(d) generally limits the deduction of losses to the Investor’s tax “basis” in his, her, or its Common Stock. An Investor’s tax basis will initially equal his capital contribution (i.e., the purchase price for his Common Stock). Thereafter, the Investor’s basis generally will be increased by any further capital contributions made by the Investor, his allocable share of the taxable and tax-exempt income of the Company, and his share of certain liabilities of the Company. His basis generally will be decreased by the amount of any distributions he receives, his allocable share of the losses and deductions of the Company, and any decrease in his share of liabilities.

20% Deduction for Pass-Through Entities

In general, the owners of a partnership, or an entity (like the Company) that is treated as a partnership for federal income tax purposes, may deduct up to 20% of the amount of taxable income and gains allocated to them by the partnership, excluding certain items like interest and capital gains. However, the deduction claimed by any owner may not exceed the greater of:

●	The owner’s share of 50% of the wages paid by the partnership; or

●	The sum of:

○	The owner’s share of 20% of the wages paid by the partnership; plus

○	The owner’s share of 2.5% of the cost of certain depreciable assets of the partnership.

At least initially, the Company will not pay wages or own depreciable assets. Hence, Investors will not be entitled to any deduction under this provision.

Limitations of Losses to Amounts at Risk

In the case of certain taxpayers, Code section 465 limits the deductibility of losses from certain activities to the amount the taxpayer has “at risk” in the activities. An Investor subject to these rules will not be permitted to deduct his allocable share of the losses of the Company to the extent the losses exceed the amount he is considered to have at risk. If an Investor’s at-risk amount should fall below zero, he would generally be required to “recapture” such amount by reporting additional income.

An Investor generally will be considered at risk to the extent of his cash contribution (i.e., the purchase price for his Common Stock), his basis in other contributed property, and his personal liability for repayments of borrowed amounts. His amount at risk will generally be increased by further contributions and his allocable share of the income of the Company, and decreased by distributions he receives and his allocable share of the losses of the Company. With respect to amounts borrowed for investment in the Company, an Investor will not be considered to be at risk even if he is personally liable for repayment if the borrowing was from a person who has certain interests in the Company other than an interest as a creditor. In all events, an Investor will not be treated as at risk to the extent his investment is protected against loss through guarantees, stop loss agreements, or other similar arrangements.

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Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,0 per year may generally be carried forward indefinitely.

Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase Common Stock and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

Treatment of Liabilities

If the Company borrows money or otherwise incurs indebtedness, the amount of the liability will be allocated among all the owners of the Company (including Investors) in the manner prescribed by the Regulations. In general (but not for purposes of the “at-risk” rules) each owner will be treated as having contributed cash to the Company equal to his allocable share of all such liabilities. Conversely, when an owner’s share of the Company’s liabilities is decreased (for example, if the Company repays loans or an owner disposes of Common Stock) then such owner will be treated as having received a distribution of cash equal to the amount of such decrease.

Allocations of Profits and Losses

Subject to the special allocation of losses described above, the profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) by the board pursuant to the rules set forth in the LLC Agreement. In general, the board will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income ~~and loss~~ among the owners.

Sale or Exchange of Common Stock

In general, the sale of Common Stock by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Common Stock were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

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If, as a result of a sale of Common Stock, an Investor’s share of the liabilities of the Company is reduced, such Investor could recognize a tax liability greater than the amount of cash received in the sale.

Code section 6050K requires any Investor who transfers Common Stock at a time when the Company has unrealized receivables or substantially appreciated inventory items to report such transfer to the Company. If so notified, the Company must report the identity of the transferor and transferee to the IRS, together with such other information described in the Regulations. Failure by an Investor to report a transfer covered by this provision may result in penalties.

A gift of Common Stock will be taxable if the donor-owner’s share of the Company debt is greater than his adjusted basis in the gifted interest. The gift could also give rise to federal gift-tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Common Stock against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Common Stock by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Common Stock equal to its fair-market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair-market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he receives exceed the basis of his Common Stock. Any such gain generally will be considered as gain from the sale of his Common Stock.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her or its share of the Company’s income and losses for the taxable year of such investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

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Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Common Stock or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

Unrelated Business Taxable Income for Tax-Exempt Investors

A church, charity, pension fund, or other entity that is otherwise exempt from federal income tax must nevertheless pay tax on “unrelated business taxable income.” In general, interest and gains from the sale of property (other than inventory) are not treated as unrelated business taxable income. However, interest and gains from property that was acquired in whole or in part with the proceeds of indebtedness may be treated as unrelated business taxable income. Because the Company might borrow money to buy loans or other assets, some of the income of the Company could be subject to tax in the hands of tax-exempt entities.

Tax Returns and Tax Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Common Stock. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, may require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise, the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income-tax deficiency proceedings.

The Manager will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

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Other Tax Consequences

The foregoing discussion addresses only selected issues involving federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or state and local income or inheritance taxes, or taxes on income for Investors who are neither citizens nor permanent residents of the U.S. Prospective Investors should consult their own tax advisors with respect to such matters.

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MANAGEMENT DISCUSSION

Operating Results

The Company was formed on October 3, 2017.

The Company has received the following advance payments from customers pre-ordering products over the past three years:

Received In	Amount
2019	$4,766,038
2020	$5,371,151
2021	$3,473,837

These advanced payments are recorded as liabilities on the Company’s balance sheet and will not be recognized as revenue until the products have shipped and title has passed to the customers.

As it continues to spend money on product development, manufacturing, operations, and marketing, the Company has recorded the following net losses:

2019	$2,406,931
2020	$4,811,177
2021	$4,555,612

As of December 31, 2021, the Company has recorded a members’ deficit of $12,490,709.

The Company has started shipments of pre-orders and expects to ship products in volume during 2022. It has begun to recognize revenue from the pre-orders and new orders.

As the Company begins to ship products and manufacture products in volume, it will encounter issues that it has not previously encountered, including operational issues, distribution and shipping issues, customer complaints and product returns, manufacturing issues, and issues with suppliers and distributors.

Conversely, issues the Company has faced in the past, in particular raising capital and developing products, should be less important going forward, if the Offering is successful.

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Liquidity and Capital Resources

The Company is seeking to raise up to $11,900,000 in this Offering.

To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders or seek to sell Common Stock or other securities in other offerings. In selling Common Stock or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $75,000,000 of securities using Regulation A during any period of 12 months, nor to sell more than $5,000,000 of securities using Reg CF during any period of 12 months.

The Company does not currently have any capital commitments.

Plan of Operation

Having raised capital in the Offering, the Company intends to operate in the manner described in “Our Company and Business.”

Whether we raise $11,900,000 or less in the Offering, we believe we have access to sufficient capital resources to continue developing our products and selling them to consumers. If we raise less than $11,900,000 we might need to scale less quickly. In the Company’s opinion, the proceeds of the Offering will satisfy the Company’s cash requirements and the Company does not believe it will be necessary to raise additional funds in the next six months to implement its plan of operations.

Trend Information

The number of battery-powered electronic devices continues to grow, which we believe is beneficial to our business. Otherwise, as of the date of this Offering Circular, other than the well-publicized global supply chain problems, management is not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Company’s net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the Company’s reported financial information not necessarily to be indicative of future operating results or financial condition, other than the factors described in “Risks of Investing.”

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MANAGERS, OFFICERS, AND SIGNIFICANT EMPLOYEES

Names, Ages, Etc.

Name	Age	Position	Term of Office	Approximate Hours Per Week if Not Full Time*
Seymour Segnit		Founder and President of the Company	Mr. Segnit will remain in office until he resigns or is removed.	Full Time
Amy Rau Segnit		Cofounder and Secretary of the Company	Mrs. Segnit will remain in office until she resigns or is removed.	Full Time
Rich Warwick		Operations	Mr. Warwick serves on an “at-will” basis.	Full Time
Rex Northen		Special Projects & Investment Strategy	Mr. Northen serves on an “at-will” basis.	Full-Time
Neil Scaife		Marketing	Mr. Scaife serves on an “at-will” basis.	Part-Time

Business Experience

Seymour Segnit

Founder and President of the Company

Seymour is MAGFAST’s eclectic, experienced, passionate, talented CEO. Now a leading authority on internet marketing, Seymour works diligently to build MAGFAST’s customer base, to drive down risk, and to deliver a range of products that Seymour calls ‘The best work of my life’.

He studied engineering at Oxford University, and his long career has included stints at Ogilvy & Mather and Saatchi & Saatchi, as a presenter at London’s biggest radio station, and co-founder of a venture-backed Silicon-Valley startup. He served in the same capacity at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Mr. Segnit has served the Company in all positions listed since inception and is a controlling member of the Company’s Manager, Mischievous LLC.

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Five-year work history:

- MAGFAST LLC, New York – CEO: Leading strategy, product design and marketing since inception in 2017, Seymour is the face of the Company in online advertisements and regular video broadcasts. He drives MAGFAST’s key decisions and now heads up a team of 30+ employees and contractors.

Amy Rau Segnit

Cofounder and Secretary of the Company

Amy Rau Segnit has 20 years of experience in the NYC advertising scene, as a freelance designer to some of the biggest and most notable agencies including TBWA Chiat/Day, Young & Rubicam, Jack Morton, and Interbrand. She lends her unique creative abilities, skills and sparkle to everything from branding to social media campaigns to product packaging.

Her spectacular creative work helps the Company stand out from the crowd. Among earlier clients, Amy counts diverse corporations and non-profits such as Barnes & Noble College Bookstore, Business Week, Def Jam/Island Records, and Partners for Change. She also served as co-founder and creative director of thingCHARGER Inc., another USB charger company, from December 2013 to August 2016.

Amy has served the Company in all positions listed since its inception and is a controlling member of the Company’s Manager, Mischievous LLC.

Five-year work history:

- MAGFAST LLC, New York – Cofounder and Secretary: Responsible for branding design and adherence to style guidelines both internally and by partners; design and technical production for all packaging and liaison with our printing partners in China; mechanical/technical production supervision for product printing development. Amy has also lent her skills to marketing strategy/coordination and execution of creative projects and as producer/director of scheduled livestream shows on MAGFAST’S website and social media platforms. Amy also works with MAGFAST’s customer care team, handling special cases.

Richard Warwick

Chief Operating Officer

Rich is a driven serial entrepreneur, two-time founder, and veteran executive of eight venture funded startups, where his roles varied from VP of engineering & operations to CEO. Two of these startups achieved over $1B in market cap.

He has been responsible for 35 products which include software enterprise, mobile desktop and embedded), hardware (silicon, board, module, and box), and complete systems. His core strength is in aggressive and predictable product, financial and company execution.

Rich has been a fractional COO at several companies over the past four years. He is now focused full time on MAGFAST LLC.

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Five-year work history:

- MAGFAST LLC, New York – COO: Running day to day engineering, manufacturing, and financial operations of the company. MAGFAST is a consumer-electronics, wireless mobile device-charger company.

- Biomedical Music Solutions, Austin – COO: Running day-to-day engineering, manufacturing and financial operations of the company, BMS is a bio-medical startup using AI, machine learning and algorithmically generated music to enable patients with Parkinsons, traumatic brain injuries and other degenerative diseases to walk again.

- ATX LED Inc, Austin – COO: Running day-to-day engineering, manufacturing and financial operations of the company, ATX LED provides intelligent low-voltage DC lighting solutions for new single-family and multi-family home construction.

B.S.E.E. and M.S.E.E. from Georgia Tech.

Rex Northen

Special Projects & Investment Strategy

Rex has helped launch more startups than most of us will meet in several lifetimes. After graduating from Oxford, his first software company attracted clients like Body Shop, Honda, Lloyds of London and Shell. Following a long career in software and cleantech, Rex is now based in Silicon Valley and consults with early-stage companies on strategy and business/market/product development.

Five-year work history:

- MAGFAST LLC, New York – special projects/investment strategy: Leads investment strategy and advises on company strategy and customer development. Develops and manages special projects working with teams across the Company in fundraising, IT, financial, human resources, customer service, marketing and sales.

- Merexa LLC, California – CEO: Consulting to entrepreneur groups and accelerators in the U.S. and government enterprise agencies in South Korea, South Africa, Morocco, Ukraine.

- Cleantech Open, California – executive director: Led the world’s largest accelerator for cleantech startups, overseeing the organization’s growth from Palo Alto origins to a national and international organization with up to 2,000 volunteers annually and regional teams in Silicon Valley, Seattle, Denver, Austin, Minneapolis and Boston. Established and oversaw development of growing United Nations partnership in developing nations. 1,000 U.S. startups raised over $1B during this period.

M.A. Oxon (University of Oxford)

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Neil Scaife

CMO

Neil has an established advertising and marketing career, spanning both client and agency senior roles over some 20 years.

He started his career in the marketing department of an insurer but left after three years to establish a communications consultancy specializing in financial services, with two industry colleagues. In 10 years, they grew the business to over 100 people, becoming the largest specialist FS agency in Europe. He spent eight years at Publicis as a strategy director, working on a wide range of brands and sectors such as Renault, Asda, UBS, Fidelity, Ericsson and MFI.

In 2004, Neil left Publicis to join Royal SunAlliance subsidiary, MORE THAN, as Marketing Director, successfully repositioning the brand around product and service superiority. In 2007 he became marketing director of the Post Office’s joint venture with Bank of Ireland and in 2009 rejoined the communications industry as a strategy director at WPP. Neil has been a consultant strategy/marketing director since 2012. He is a frequent conference speaker and contributor to advertising, business and financial publications.

Five-year work history:

- MAGFAST LLC, New York – CMO: Responsibility for all aspects of the company’s marketing operations.

- Enyap Consulting Limited, London – Director and 50% shareholder: An independent strategic marketing consultancy advising a range of clients on brand development, strategic planning, communications management and proposition/product development across all channels (online and offline), and in both consumer and B2B markets.

Family Relationships

Mr. Segnit and Mrs. Segnit are married. There are no other family relationships among the directors, executive officers, and significant employees of the Company.

Ownership of Related Entities

Mr. Segnit and Mrs. Segnit own all the issued and outstanding interests of Mischievous LLC, the Company’s Manager.

Legal Proceedings

Within the last five years, no director, executive officer or significant employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no director, executive officer or significant employee of the Company, no partnership of which a director, executive officer or significant employee was a general partner, and no corporation or other business association of which a director, executive officer or significant employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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TESTING THE WATERS MATERIALS

Before the Offering is qualified by the SEC, we might engage in what is commonly referred to as “testing the waters” under 17 CFR §230.255. For example, we might ask for expressions of interest via the Platform.

In accordance with the SEC’s rules, all of our communications with potential investors will:

●	State that no money or other consideration is being solicited, and if sent in response, will not be accepted;

●	State that no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date;

●	State that a person’s indication of interest involves no obligation or commitment of any kind; and

●	Either:

○	State from whom a copy of the most recent version of the Preliminary Offering Circular may be obtained, including a phone number and address of such person;

○	Provide the URL where such Preliminary Offering Circular, or the offering statement in which such Preliminary Offering Circular was filed, may be obtained; or

○	Include a complete copy of the Preliminary Offering Circular.

A copy of any such communications will be filed with the SEC.

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COMPENSATION OF MANAGEMENT

The table below presents the compensation of each of the three highest paid executive officers of the Company for 2021.

Seymour Segnit, Chief Executive Officer	$150,000/year
Rich Warwick, Operations	$200,000/year
Rex Northen, Investment Strategy	$130,000/year

The Manager does not receive additional compensation for its service as manager of the Company.

The Company maintains a Stock Incentive Plan for the benefit of key contributors. None of the three individuals above has received an award under the Plan.

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OWNERSHIP OF SECURITIES BY INSIDERS

As of the date of this Offering Circular, the Company has only one class of securities outstanding: Common Stock.

Mischievous, our Manager, owns 1,487,588 Shares of the Company’s Common Stock, representing 63% of the total number of Shares of Common Stock issued and outstanding. Mischievous, LLC is in turn wholly owned by Mr. and Mrs. Segnit.

Mischievous is among the Selling Holders, seeking to sell some of its Shares in this Offering. Therefore, if the Offering raises more than $7,500,009 Mischievous will owns fewer Shares than it does today.

Other than Mr. and Mrs. Segnit, no person beneficially owns more than 10% of the Company’s voting securities.

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TRANSACTIONS WITH RELATED PARTIES

The Company has entered into an agreement captioned “Intellectual Property License Agreement” with its Manager, Mischievous LLC. See “Summary of IP License Agreement.” Otherwise, as of the date of this Offering Circular there are no transactions between the Company and any related party.

If the Company enters into transactions with related parties in the future, we will file a supplement to the Offering Circular. Any compensation paid by the Company to a related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

●	The Manager;

●	Any executive officer or significant employee of the Company or the Manager;

●	Any person who owns more than 10% of the voting power of the Company or the Manager; and

●	An immediate family member of any of the foregoing.

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FINANCIAL STATEMENTS

MAGFAST, LLC

FINANCIAL STATEMENTS

(WITH INDEPENDENT AUDITOR’S REPORT)

FOR THE YEARS ENDED

December 31, 2020 and 2019

MAGFAST, LLC

FINANCIAL STATEMENTS

TABLE OF CONTENTS

FOR THE YEARS ENDED

December 31, 2020 and 2019

INDEPENDENT AUDITOR’S REPORT

To the Members

MAGFAST, LLC

Cornwall-on-Hudson, NY

We have audited the accompanying financial statements of MAGFAST, LLC (the Company), which comprise the balance sheets as of December 31, 2020 and 2019 and the related statements of operations and members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MAGFAST, LLC as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

INDEPENDENT AUDITOR’S REPORT

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has suffered recurring losses from operations, requires additional capital for its contemplated business activities to take place, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

/s/ Galleros Robinson

Galleros Robinson
Certified Public Accountants
New York, NY
November 2, 2021

488 Madison Avenue, 23rd Floor
New York, NY 10022
TEL: 646.921.0400 | FAX: 646.921.1600
www.gallerosrobinson.com

MAGFAST, LLC

BALANCE SHEETS

December 31, 2020 AND 2019

	2020	2019
ASSETS

Current Assets
Cash	$1,650,223	$451,398
Prepaid Expenses	1,412	-
Total Current Assets	1,651,635	451,398

Other Assets
Merchant Processor Held Reserves	890,732	734,337
Website Costs, Net of Accumulated Amortization of $331,667 and $148,625, Respectively	341,530	276,431
Total Other Assets	1,232,262	1,010,768
Total Assets	$2,883,897	$1,462,166

LIABILITIES AND MEMBERS’ DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses	$194,012	$332,185
Notes Payable, Including Accrued Interest Expense of $62,500 and $62,500, Respectively	127,084	127,084
Customer Advance Payments	10,137,190	4,766,038
Total Current Liabilities	10,458,286	5,225,307
Total Liabilities	10,458,286	5,225,307
Members’ Deficit	(7,574,389)	(3,763,141)
Total Liabilities and Members’ Deficit	$2,883,897	$1,462,166

The accompanying notes are an integral part of the financial statements.

MAGFAST, LLC

STATEMENTS OF OPERATIONS AND MEMBERS’ DEFICIT

FOR THE YEARS ENDED

December 31, 2020 AND 2019

	2020	2019
Revenue	$-	$-

Operating Expenses
Advertising and Promotion	2,745,011	1,212,155
Research and Product Development Costs	651,180	375,681
Professional Fees	731,033	426,210
Credit Card Processing Fees	283,939	138,036
General and Administrative	216,317	125,015
Travel	655	20,464
Amortization	183,042	109,734
Total Operating Expenses	4,811,177	2,407,295

Loss from Operations	(4,811,177)	(2,407,295)

Other Income (Expenses)
Other Income	-	364
Total Other Income (Expenses)	-	364

Net Loss	(4,811,177)	(2,406,931)
Members’ Deficit - Beginning	(3,763,141)	(1,356,210)
Capital Contributions, Net of Fees	999,929	-
Members’ Deficit - Ending	$(7,574,389)	$(3,763,141)

The accompanying notes are an integral part of the financial statements.

MAGFAST, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED

December 31, 2020 AND 2019

	2020	2019
Cash Flows from Operating Activities
Net Loss	$(4,811,177)	$(2,406,931)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
Depreciation	-	-
Amortization	183,042	109,734
Changes in Assets and Liabilities:
Merchant Processor Held Reserves	(156,395)	(195,662)
Prepaid Expenses	(1,412)	-
Accounts Payable and Accrued Expenses	(138,173)	264,752
Customer Advance Payments	5,371,152	2,854,985
Net Cash Provided by Operating Activities	447,037	626,878

Cash Flows from Investing Activities
Website Development Costs	(248,141)	(191,709)
Net Cash Used by Investing Activities	(248,141)	(191,709)

Cash Flows from Financing Activities
Capital Contributions, Net of Fees	999,929	-
Net Cash Provided by Financing Activities	999,929	-

Net Increase in Cash	1,198,825	435,169
Cash - Beginning of Period	451,398	16,229
Cash - End of Period	$1,650,223	$451,398

Supplemental Disclosures:
Cash Paid for Interest	$-	$-
Cash Paid for Income Taxes	$-	$-

The accompanying notes are an integral part of the financial statements.

MAGFAST, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2020 AND 2019

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

MAGFAST, LLC (the “Company”) is a Delaware limited liability company formed on October 3, 2017. The Company’s headquarters are located in Cornwall-on-Hudson, New York. The Company was created with the transfer of the assets and liabilities of a company (MAGFAST LLC (NY), subsequently Mischievous LLC) owned by the two founding members of the Company, and the continuation of that company’s operational business (the MAGFAST Business) as part of a Contribution and Assumption Agreement dated October 15, 2017.

In accordance with the Company’s operating agreement, until the first taxable year that the Company realizes net taxable income, all net losses of the Company shall be allocated to Mischievous LLC. Beginning in the first taxable year that the Company realizes net taxable income, all such net taxable income shall be allocated to Mischievous LLC until the aggregate net taxable income allocated to Mischievous LLC equals the aggregate losses allocated to Mischievous LLC under the preceding sentence.

The Company’s planned principal operations will be the design, manufacturing, and sale of a line of magnetized battery powered chargers for mobile devices (the Products). Activity to date has been limited to the development and marketing of the Products and the generation of pre-sales of the Products. The Company also has raised capital, and is in the process of raising additional capital to support the completion of its development activities and the sale of the Products.

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s current technology before another company develops similar technology.

Going Concern

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period of time.

The Company had recorded total cumulative customer advance payments for prepaid sales amounts received from customers for the Products of $10,137,190 and $4,766,038, respectively, at December 31, 2020 and 2019, which are recorded as a liability on the Company’s Balance Sheet and will not be recognized as revenue until the Products have shipped and title to the Products has passed. The Company had incurred a net loss of $4,811,177 and $2,406,931 for the years ended December 31, 2020 and 2019, respectively, had incurred a total accumulated deficit of $7,574,389 as of December 31, 2020 and requires additional capital for its contemplated business activities to take place. The Company plans to raise additional capital to carry out its business plan. The Company’s ability to raise additional capital through future equity and debt securities issuances is unknown. Obtaining additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to profitable operations are necessary for the Company to continue business. In addition, the continued spread of COVID-19 and its impact on market conditions may limit the Company’s ability to raise additional capital through equity and debt securities issuances. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

MAGFAST, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2020 AND 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S generally accepted accounting principles (“GAAP”)

Use of Estimates and Assumptions

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, and revenues and expenses for the periods then ended. Actual results may differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of nine months or less when acquired to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s accounts at this institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company had $918,574 and $83,419 at December 31, 2020 and 2019, respectively, that were in excess of the above FDIC limit. To reduce its risk associated with bank balances exceeding the FDIC insurance limit on interest bearing accounts, the Company evaluates at least annually the rating of the financial institution in which it holds deposits. The Company held no cash equivalents on December 31, 2020 and 2019.

Fair Value of Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

MAGFAST, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2020 AND 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (Continued)

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the balance sheets for cash, prepaid expenses, loans to members, website costs, accounts payable and accrued expenses, and customer advance payments approximate their estimated fair market values based on the short-term maturity of these instruments. The carrying amounts of the notes payable and customer advance payments at December 31, 2020 and 2019 approximate their respective fair values based on the Company’s incremental borrowing rate.

Revenue Recognition and Customer Advance Payments

The Company will recognize revenues from the sale of the Products when (a) pervasive evidence that an agreement exists between the Company and a customer; (b) the Products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment, and (d) collection of the amounts due are reasonably assured. To date there has been no revenue.

Customer advance payments represents prepaid sales amounts received from customers for the Products. They are recorded as a liability and will not be recognized as revenue until the Products have shipped and title to the Products has passed.

MAGFAST, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2020 AND 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Website Costs

The Website costs are capitalized and amortized over a period of 36 months. For the year ended December 31, 2020 and 2019 amortization expense was $183,042 and $109,734, respectively.

Income Taxes

The Company is taxed as a partnership for federal income tax purposes and, thus no federal and state income tax expense has been recorded in the financial statements. Taxable income of the Company is passed through to its members and reported on their individual tax returns. Pursuant to accounting guidance concerning a provision for uncertain income tax provisions in ASC 740-10, there are no uncertain income tax provisions. The federal and state income tax returns are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Research and Product Development Costs

Research and product development costs are expensed as incurred. These costs include professional fees and other costs related to development of the Products. The Company incurred $651,180 and $375,681, respectively, in research and product development costs for the years ended December 31, 2020 and 2019.

Related Party Transactions

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal members of the Company, its management, members of the immediate families of principal members of the Company and its management and other parties with which the Company may deal where one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged or loans incurred with the related parties.

Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as compensation or distribution to related parties depending on the transaction.

Reclassifications

The Company has reclassified certain amounts in the 2019 financial statements to comply with the 2020 presentation.

MAGFAST, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2020 AND 2019

NOTE 3 – MERCHANT PROCESSOR HELD RESERVES

Cash from merchant processor held reserves represents funds held in several merchant accounts as a reserve against possible future customer disputes or charge backs. The balance in the accounts were $890,732 and $734,337 at December 31, 2020 and 2019, respectively.

NOTE 4 – PAYMENTS TO RELATED PARTIES

The company paid $50,838 and $55,654, respectively, to the managing members of MAGFAST LLC (NY), for the years ended December 31, 2020 and 2019. These amounts are included as part of “professional fees” in the Statements of Operations and Members Deficit.

NOTE 5 – NOTES PAYABLE

Notes payable represents a total of $64,584 of individual notes. The note holders will be entitled to 5% of the revenue, including pre-sales, of the Company for four years or until each note holder has received a multiple of the amount lent as shown in the table below as full payment for the total amount due to the note holders:

Total Loan	Loan Multiple
$500 - $2,499	1.6×
$2,500 - $4,999	2.0×
$5,000 - $25,000	2.1×

The total amount payable to the note holders was $127,084, which included $62,500, which represented the excess amount due over the original note amounts totaling $64,584, based upon the above loan multiples times the individual loan amounts. As of the date of the auditor’s report no payments have been made on these notes

NOTE 6 – EQUITY TRANSACTIONS

During the last quarter of 2020 the Company raised $1,051,450 less a fee of $51,521 (4.9% of capital raised) for net proceeds of $999,929 from approximately 1,000 individual investors as part of a crowdfunding campaign. The capital raised was based on an approximate $20 million pre-money valuation of the Company. 105,145 units were sold at a per unit price of $10.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Manufacturing Agreement With Related Party

On July 15, 2017, MAGFAST LLC (NY) entered into an exclusive agreement with a third party to design and manufacture MAGFAST products. MAGFAST LLC (NY) has assigned this agreement to the Company as part of its acquisition of the assets and liabilities by the Company.

MAGFAST, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2020 AND 2019

NOTE 7 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

Manufacturing Agreement With Related Party (Continued)

In accordance with the agreement, the Company agrees to purchase from the third party, and the third party agrees to sell to the Company at a price of 10% over the third party’s gross FOB cost per unit. All purchase orders submitted to the third party shall be in writing and shall describe and specify the quantity of products ordered. The Company agrees, as terms of sale, to provide a 30% non-refundable deposit for inventory upon placement of any purchase order, and the balance due prior to the specified shipping date of finished goods in the purchase order. The agreement is for five years with automatic one-year renewals unless terminated per the terms of the contract.

License Agreement with Related Party

On October 20, 2017, and as later amended on November 13, 2017, the Company entered into an exclusive license agreement with MAGFAST LLC (NY) for the use of trademarks, customer lists, website, and patents related to the MAGFAST Business. In consideration of this license, the Company was to pay MAGFAST LLC (NY) a license fee equal to seven and-one-half percent (7.5%) of the net sales price of MAGFAST products that use licensed material. The initial term of the license was for five years, with automatic annual renewals so long as the license fee provided was not less than $100,000 per quarter, and the Company had materially complied with all the material terms of this Agreement.

On March 18, 2020, MAGFAST LLC (NY) changed its name to Mischievous LLC (Mischievous). On August 30, 2020, the Company and Mischievous revised the above then existing licensing agreement. Under the terms of this revised licensing agreement the Company has the exclusive right, license and privilege to the Products in connection with their sale, offer for sale, or manufacture. The license under the agreement is royalty free and its term shall be perpetual, both subject to the Company’s compliance with all of the material terms of the agreement. Mischievous may terminate the agreement in the event that the Company fails to register sales of at least $750,000 in any calendar year after 2021, and in the event the Company violates any covenants in the agreement.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through November 2, 2021, the date the financial statements were available to be issued. The Company is not aware of any material subsequent events that would have a material impact on the financial statements except for those events previously disclosed in the notes to the financial statements.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GLOSSARY OF DEFINED TERMS

Code	The Internal Revenue Code of 1986, as amended (i.e., the federal tax code).

Common Stock	The Shares of the Company designated as “Common Stock” in the LLC Agreement.

Company	MAGFAST, LLC a Delaware limited liability company.

Investor	Anyone who purchases Common Stock in the Offering.

IP Agreement	The agreement captioned “Intellectual Property License Agreement” the Company, Mischievous, and Mr. Segnit dated August 30, 2020, together with an Addendum dated August 24, 2021.

LLC Agreement	The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated October 1, 2020.

Manager/Mischievous	Mischievous, LLC, a New York limited liability company.

NRTL	Nationally-Recognized Testing Laboratory

Offering	The offering of Common Stock to the public, pursuant to this Offering Circular.

Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.

OSHA	The U.S. Occupational Safety and Health Administration.

Regulations	Regulations issued under the Code by the Internal Revenue Service.

Platform	The Internet site located at www.MAGFAST.com/investors.

SEC	The U.S. Securities & Exchange Commission.

Selling Holders	Current holders of Common Stock who wish to sell some of their Common Stock in this Offering.

Shares	The limited liability company interests of the Company.

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FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

MAGFAST LLC

1 Grandview Avenue

Cornwall on Hudson, NY 12520

(863) 624-3278

MAGFAST.com

January 31, 2022

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation.

Exhibit 1A-2B	LLC Agreement.

Exhibit 1A-4	Form of Investment Agreement.

Exhibit 1A-6A	IP Agreement.

Exhibit 1A-11	Consent of independent auditor.

Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Cornwall on Hudson, State of New York, on January 31, 2022.

MAGFAST LLC

By:	Mischievous, LLC
As Manager

By	/s/ Seymour Segnit
Seymour Segnit, Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Seymour Segnit	January 31, 2022
Seymour Segnit, Chief Executive Officer

/s/ Amy Rau Segnit	January 31, 2022
Secretary

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